                                                                    Exhibit 99.1


       ALPHA                                        INVESTOR CONTACT:
[LOGO] TECHNOLOGIES                                   Neil Berkman Associates
       GROUP, INC.                                    (310) 277-5162
                                                      info@BerkmanAssociates.com

                                                    COMPANY CONTACT:
FOR IMMEDIATE RELEASE                                 Jim Polakiewicz
                                                      Chief Financial Officer
                                                      (603) 635-5160


                      ALPHA TECHNOLOGIES GROUP FISCAL 2004
                       THIRD QUARTER REVENUE INCREASED 25%


     LOS ANGELES, CA, September 13, 2004 -- ALPHA TECHNOLOGIES GROUP, INC. (NASDAQ:ATGI) today announced financial results for the third quarter and first nine months of fiscal 2004.

     For the three months ended July 25, 2004, revenue increased 25% to $14,548,000 from $11,658,000 for the third quarter of fiscal 2003. Operating income increased to $230,000. This compares to an operating loss for last year's third quarter of $13,716,000, which included non-cash charges for the impairment of goodwill and other intangible assets that totaled $13,303,000. The Company reported a loss of $213,000, or $0.03 per share, for this year's third quarter, compared to a loss of $13,871,000, or $1.95 per share, for the same quarter last year.

     For the nine months ended July 25, 2004, revenue increased 16% to $40,983,000 from $35,288,000 for the same period of fiscal 2003. Operating income was $337,000 for the first nine months of fiscal 2004. This compares to an operating loss of $14,058,000 for the same period a year ago, which included the non-cash impairment charges mentioned above. The loss for this year's first nine months was $1,040,000, or $0.15 per share. This compares to a loss of $14,692,000, or $2.07 per share, for the first nine months of fiscal 2003.

     CEO Larry Butler said, "Revenue and operating income have now increased for three consecutive quarters. Also encouraging is that gross margin for this year's third quarter improved to 13% from 10% for the same period last year. New orders booked during the third quarter were ahead of prior year and comparable to second quarter bookings. We remain focused on keeping our costs under control and paying down our debt as rapidly as possible."

     Butler noted that Alpha had an excess cash flow payment of $895,000 due to its lenders on September 22, 2004. As a result of the tightening of credit terms from its aluminum suppliers, Alpha does not have cash available to make such payment. It has requested that the lenders waive such payment. To date, the lenders have agreed to forebear for the balance of the calendar year from enforcing any rights or remedies arising from such non-payment. Consequently, all of the Company's debt has been classified as current in the fiscal 2004 third quarter financial statements. Butler said that the Company is in discussions with its lenders regarding a restructuring of its loan agreement, and expects that an amended loan agreement will be reached on a timely basis.

NON-GAAP FINANCIAL MEASURES

     EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of fiscal 2004 was approximately $903,000. For the first nine months of fiscal 2004, EBITDA was approximately $2,443,000.

     The following table reconciles GAAP to non-GAAP financial measures:


             RECONCILIATION FROM GAAP TO NON GAAP FINANCIAL MEASURES
                                 (In Thousands)

                                     Three Months Ended         Nine Months Ended
                                    July 25,     July 27,      July 25,     July 27,
                                      2004         2003         2004          2003
                                    -------      --------      -------      --------

Net Loss                            $  (213)     $(13,871)     $(1,040)     $(14,692)
Add (deduct):
   Depreciation and amortization        673           811        2,103         2,508
   Interest expense                     443           494        1,380         1,525
   Credit for income taxes               --          (336)          --          (883)
                                    -------      --------      -------      --------
EBITDA                              $   903      $(12,902)     $ 2,443      $(11,542)
                                    =======      ========      =======      ========


                                     (more)

ALPHA TECHNOLOGIES GROUP FISCAL 2004 THIRD QUARTER REVENUE INCREASED 25% September 13, 2004
Page Two




     We have included the discussion of EBITDA in this press release as a "non-GAAP financial measure," which is a measure of our historical performance that is different from measures calculated and presented in accordance with GAAP. Management and the Company's lenders, use EBITDA to determine compliance with its debt covenants, and Management uses it as an important measure in evaluating and forecasting the Company's performance.

CONFERENCE CALL

     Alpha has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast may be accessed from the News link at www.ALPHAtgi.com. A replay will be available after 1:00 p.m. ET at this same internet address. For a telephone replay, dial (800) 633-8284, reservation #21206738 after 1:00 p.m. ET.

ABOUT ALPHA TECHNOLOGIES GROUP

     Alpha Technologies Group (www.ALPHAtgi.com), Inc. is engaged in the manufacture, fabrication and sale of thermal management and non-thermal fabricated products and aluminum extrusions. The Company is one of the leading manufacturers of thermal management products in the United States. Thermal management products, principally heat sinks, dissipate unwanted heat generated by electronic components. The Company's thermal management products serve the automotive, telecommunication, industrial controls, transportation, power supply, factory automation, consumer electronics, aerospace, defense, microprocessor, and computer industries. The Company also sells non-thermal fabricated products and aluminum extrusions to various industries including the construction, sporting goods and other leisure activity markets.

FORWARD-LOOKING STATEMENTS

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, compliance with covenants in the Company's loan documents, ability to meet principal payments under those loan documents and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances which may take place after the date of this release.


                                (tables attached)
                                                                           #3670

                 ALPHA TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)


                                               Three Months Ended           Nine Months Ended
                                              ----------------------      ----------------------
                                              July 25,      July 27,      July 25,      July 27,
                                                2004          2003          2004          2003
                                              --------      --------      --------      --------

SALES
     Fabricated products                      $ 10,531      $  9,106      $ 30,746      $ 27,885
     Extruded products                           4,017         2,552        10,237         7,403
                                              --------      --------      --------      --------
          Total sales                           14,548        11,658        40,983        35,288

COST OF SALES                                   12,678        10,465        35,933        31,425
                                              --------      --------      --------      --------
     Gross profit                                1,870         1,193         5,050         3,863
                                              --------      --------      --------      --------

OPERATING EXPENSES
     Research and development                      108            97           334           292
     Selling, general and administrative         1,532         1,509         4,379         4,326
     Impairment of goodwill                         --        12,980            --        12,980
     Impairment of other intangible asset           --           323            --           323
                                              --------      --------      --------      --------
          Total operating expenses               1,640        14,909         4,713        17,921
                                              --------      --------      --------      --------

OPERATING (LOSS) INCOME                            230       (13,716)          337       (14,058)
INTEREST EXPENSE                                  (443)         (494)       (1,380)       (1,525)
OTHER INCOME, net                                   --             3             3             8
                                              --------      --------      --------      --------
LOSS BEFORE BENEFIT FOR INCOME TAXES              (213)      (14,207)       (1,040)      (15,575)
BENEFIT FOR INCOME TAXES                            --          (336)           --          (883)
                                              --------      --------      --------      --------
NET LOSS                                      $   (213)     $(13,871)     $ (1,040)     $(14,692)
                                              ========      ========      ========      ========

LOSS PER COMMON SHARE:
     BASIC AND DILUTED                        $  (0.03)     $  (1.95)     $  (0.15)     $  (2.07)
                                              ========      ========      ========      ========
WEIGHTED AVERAGE NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES OUTSTANDING:
     BASIC AND DILUTED                           7,110         7,110         7,110         7,110


                         ALPHA TECHNOLOGIES GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In Thousands, Except Share-Related Data)



                                                                       July 25,     October 26,
                                                                         2004          2003
                                                                       --------     ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                            $    775      $  1,677
  Accounts receivable, net                                                6,948         5,745
  Inventories, net                                                        6,554         6,553
  Prepaid expenses                                                        1,623         1,364
                                                                       --------      --------
     Total current assets                                                15,900        15,339
PROPERTY AND EQUIPMENT, net                                              10,250        12,103
DEFERRED INCOME TAXES                                                     9,995        10,046
OTHER ASSETS, net                                                           429           807
                                                                       --------      --------
          TOTAL ASSETS                                                 $ 36,574      $ 38,295
                                                                       ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                     $  3,610      $  3,486
  Accrued compensation and related benefits                                 829           612
  Other accrued expenses                                                    373           716
  Current portion of long-term debt                                      21,600         1,000
                                                                       --------      --------
     Total current liabilities                                           26,412         5,814

REVOLVING CREDIT FACILITY                                                    --         3,200
LONG-TERM DEBT, Net of current portion                                       --        18,150
OTHER LONG-TERM LIABILITIES                                                 464           470
                                                                       --------      --------
          TOTAL LIABILITIES                                              26,876        27,634
                                                                       --------      --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $100 par value; 180,000 shares
    authorized; no shares issued or outstanding                              --            --
  Common stock, $.03 par value; 17,000,000 shares authorized;
    8,529,826 shares issued at July 25, 2004 and October 26, 2003           256           256
  Additional paid-in capital                                             47,504        47,504
  Accumulated deficit                                                   (32,168)      (31,128)
  Accumulated other comprehensive (loss)                                     --           (77)
  Treasury stock, at cost (1,419,490 common
    shares at July 25, 2004 and October 26, 2003)                        (5,894)       (5,894)
                                                                       --------      --------
          TOTAL STOCKHOLDERS' EQUITY                                      9,698        10,661
                                                                       --------      --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 36,574      $ 38,295
                                                                       ========      ========